Exhibit 10.2

GUESS?, Europe Sagl

EMPLOYMENT AGREEMENT

between

GUESS EUROPE SAGL
S.da Regina 44, 6934 Bioggio
(hereinafter the «Employer»)

And

Mr Alberto Toni

(hereinafter the «Executive»)

pursuant to art. 319 and ff of the Swiss Code of Obligations («CO»)

Article 1    Role

The Executive will be employed by the Employer as Chief Financial Officer, Guess Europe. Within the first thirty (30) days following the Executive’s first day of employment with the Employer, Guess?, Inc. (the “Company”) will also appoint the Executive at its Chief Financial Officer and, and while the Executive is employed by the Employer following such date, the Executive will serve as Chief Financial Officer of both the Employer and the Company. The Employer is a subsidiary of the Company. The Executive’s scope of activity with respect to the Company will hence also be related to the Employer.

The Executive will initially report to the Chief Executive Officer of the Employer and, following the Company’s appointment of the Executive as its Chief Financial Officer, the Executive will report to the Chief Executive Officer of the Employer and to the Chief Executive Officer of the Company.

In the framework of his tasks the Executive may also be directed to take positions, as an officer, manager or member of the board of directors or similar governing body, of the Company, the Employer, or other companies affiliated with the Company or the Employer. The Executive will not be entitled to additional compensation (in addition to the compensation provided for in this Employment Agreement) for his service in any such capacity.

Article 2    Type and scope of activity

Usual place of work is Bioggio – Strada Regina 44 and Stabio - Via Vite 3, Switzerland. The Executive upon instruction of the Employer, or as his role requires, may perform his activity also elsewhere or from home.

Article 3    Start of the employment relationship

The Employment Agreement starts on June 2, 2025.
The validity of the Employment Agreement is subject to the grant of the necessary work/residence permit of the Executive.

Article 4    Probation period

There is no probation period.
Guess Europe sagl
Strada Regina 44, 6934 Bioggio (Switzerland) – Tel. +41 91 809.50.00 – Fax +41 91 809.51.00
VAT Registration number: 660.849

Article 5    Duration and termination of the employment relationship

This Agreement is of an unlimited period and can be terminated by each Party providing three (3) months notice from the end of a calendar month to the other Party.

During the notice period, the Employer shall be entitled to release the Executive from his obligation to perform his working activity (Garden Leave).

All untaken vacation entitlements, if any, will be considered as duly compensated in case of Garden Leave, to the extent admissible under Swiss law. In case of Garden Leave, the Executive shall make efforts to find a new, non-competing employment or to take up a new, non-competing self-employment respectively. The Executive shall inform the Employer of a new employment or self-employment immediately. The respective income derived from such employment will be set-off against the Employer's payment obligations.

Article 6    Termination with immediate effect

Both Parties may terminate the employment relationship with immediate effect at any time for good cause (including due to sexual misconduct) pursuant to art. 337 CO.

Article 7    Protection against termination

Protection against wrongful termination is governed by art. 336 ss CO.

Article 8        General rights and duties of the Executive

The Executive shall perform his activity loyally and according to the instructions and applicable provisions, and shall carefully safeguard the Employer’s interests and the interests of the Guess? group.

Moreover, the Executive undertakes to comply with the regulations set forth by the Employer, as well as in the Company’s policies as such policies are in effect from time to time. The Company and the Employer may each amend their policies from time to time. Those policies are to be considered directives within the meaning of article 321d of the Swiss Code of Obligations.

For the duration of the employment relationship and even after the end of the Employment Agreement, the Executive must not exploit or reveal confidential information obtained while in the Employer’s service.

Further and specific duties and rights of the Executive are provided in the Proprietary Information and Inventions Assignment Agreement hereto enclosed as Annex A, which is integral part of this Employment Agreement. The Executive agrees to comply with the Proprietary Information and Inventions Assignment Agreement.

Article 9    Working time and location

Given the role of the Executive, the working time is flexible. The Executive’s tasks will be performed within the necessary time period in order to achieve a high standard. Due to the Executive's position, the performance of additional hours (overtime / excess time) is expected. Compensation for such additional hours is included in the Executive's salary.

Article 10     Holidays

The Executive is entitled to 25 days of paid holidays per calendar year. In case of joining or leaving the Employer during the calendar year, entitlements will be calculated pro-rata temporis.

Article 11    Feast days and other days of absence

The relevant feast dates are those applied at the seat of the Employer. Other leaves are granted, upon request – without deduction of salary or holidays, for urgent family events or other special events only in accordance with the policies of the Employer as such policies are in effect from time to time.

Article 12    Remuneration and benefits

The Employer undertakes to remunerate the Executive for the performance of his work as follows:

-While the Executive is employed with the Employer, yearly base salary gross CHF 650,000 in 13 monthly instalments, less all applicable deductions (see art. 14). The 13th instalment being paid with the salary of December.
-While the Executive is employed with the Employer and beginning with fiscal year 2026, the Executive will be eligible to participate in the Company’s annual bonus plan for the Company’s senior executive officers. For each whole fiscal year of the Company (beginning with fiscal year 2026) that ends while the Executive is employed with the Employer, the Executive’s target annual gross cash bonus (“Bonus”) level under the Company’s annual bonus plan will be 50% of the Executive’s base salary from the Employer for that fiscal year (pro-rated for any period of employment with the Employer less than an entire fiscal year). The Company’s annual bonus plan may be amended from time to time by the Company. The Executive’s actual Bonus for each such fiscal year will be determined by the Company together with the Employer at its sole discretion based upon the achievement by the Company and its subsidiaries, including the Employer, of performance goals for each such fiscal year established by the Compensation Committee of the Company’s Board of Directors (or by the Company’s Board of Directors, and in either case the Company’s Board of Directors or the Compensation Committee thereof, the “Compensation Committee”), and such other considerations (which may include the Executive’s individual performance) as the Compensation Committee may determine. Accordingly, the Executive’s actual Bonus for any such fiscal year may be more than or less than the target level provided for above. For clarity, there is no minimum Bonus amount required for any year.
-The Executive will have a signing award opportunity on the terms set forth in this paragraph.
oThe Executive shall be given (on or promptly after the Executive’s first day of employment with the Employer (the “First Day of Employment”)) an initial award of Company restricted stock units pursuant to the Guess?, Inc. 2004 Equity Incentive Plan, as amended (the “Equity Plan”), subject to the Executive’s signing of a restricted stock unit agreement with standard terms and conditions for restricted stock units as determined by the Compensation Committee (the “Initial RSU Award”). The number of restricted stock units subject to the Initial RSU Award at grant shall equal the number of stock units determined by dividing USD $250,000 by the closing price (in regular trading on The New York Stock Exchange) for a share of Company common stock on the First Day of Employment (or, if such First Day of Employment is not a trading day on The New York Stock Exchange, on the last trading day immediately preceding such First Day of Employment). The restricted stock units subject to the Initial RSU Award will be scheduled to vest on the first anniversary of the First Day of Employment, with vesting subject to and dependent upon the Executive’s continued employment with the Employer through that vesting date. If the Company’s common stock is no longer listed or admitted to trade on a national securities exchange in the U.S. prior to the first anniversary of the First Day of Employment (a “Going-Private Transaction”) and the restricted stock units are paid or settled in connection with the Going-Private Transaction, the Executive agrees that he will, should he terminate his employment with the Employer with effect prior to the first anniversary of the First Day of Employment, immediately repay to the Company the amount of the payment or settlement made in respect of such restricted stock units in connection with the Going-Private Transaction.
oIf a Going-Private Transaction occurs before the first anniversary of the First Day of Employment, the Employer will pay the Executive a retention bonus of CHF 233,000 gross on the second anniversary of the First Day of Employment, CHF 247,000 gross on the third anniversary of the First Day of Employment, and CHF 262,000 gross on the fourth anniversary of the First Day of Employment, in each case subject to and dependent upon the Executive’s continued employment with the Employer through that date (“Initial Cash Retention Bonus”); provided that if the Company continues to maintain an employee equity plan following the Going-Private Transaction under which it continues to grant new Company stock unit or other Company equity awards to Company employees (other than to Company officers more senior than the Executive) following the Going-Private Transaction, the Employer and the Company will offer the Executive (if he is then still employed with the Employer and not under notice of termination) an opportunity to elect to receive the approximate equivalent of the total amount of the Initial Cash Retention Bonus that is not yet then due and paid (or payable) in the form of a Company equity award (with similar vesting requirements) rather than cash (any such equity award, the “Initial Equity Award in Lieu of Initial Cash Retention Bonus”).

oIf a Going-Private Transaction does not occur before the first anniversary of the First Day of Employment, the Company will grant Executive on or promptly after the first anniversary of the First Day of Employment (provided he is then still employed with the Employer and not under notice of termination) an additional award of Company restricted stock units pursuant to the Equity Plan, subject to the Executive’s signing of a restricted stock unit agreement with standard terms and conditions for restricted stock units as determined by the Compensation Committee (the “Second Initial RSU Award”). The number of restricted stock units subject to any Second Initial RSU Award at grant shall equal the number of stock units determined by dividing USD $800,000 by the closing price (in regular trading on The New York Stock Exchange) for a share of Company common stock on the first anniversary of the First Day of Employment (or, if such first anniversary of the First Day of Employment is not a trading day on The New York Stock Exchange, on the last trading day immediately preceding such first anniversary of the First Day of Employment). The restricted stock units subject to any Second Initial RSU Award will be scheduled to vest as to one-third of such stock units on each of the second, third, and fourth anniversaries of the First Day of Employment, in each case with vesting subject to and dependent upon the Executive’s continued employment with the Employer through that vesting date.
oShould a Change in Control Event (as such term is defined below) occur and, upon or within one year following the date on which such Change in Control Event closes, the Employer should terminate the Agreement for any reason, other than for good cause (art. 337 CO) and other than due to death or disability, then (in addition to any severance provided for at the end of this Article 12):
(a)     the Initial RSU Award shall fully vest (to the extent it is outstanding and unvested at the time) upon such termination of the Executive’s employment by the Employer;
(b)     if a Going-Private Transaction occurs before the first anniversary of the First Day of Employment, the Employer shall (promptly after such termination of the Executive’s employment by the Employer) pay to the Executive (as additional severance, in lieu of any other payment of the Initial Cash Retention Bonus that has not (at the time) previously already been paid or converted into an Initial Equity Award in Lieu of Initial Cash Retention Bonus) a gross amount equal to the positive difference (if any) between (i) CHF 742’000 less (ii) the sum of (x) the gross amount of the portion of the Initial Cash Retention Bonus (if any) actually paid by the Employer to the Executive prior to such termination of the Executive’s employment by the Employer plus (y) the portion (if any) of the Initial Cash Retention Bonus as to which an Initial Equity Award in Lieu of Initial Cash Retention Bonus had (at the time) already been granted;
(c)    any Initial Equity Award in Lieu of Initial Cash Retention Bonus granted to the Executive prior to such termination of the Executive’s employment by the Employer shall fully vest (to the extent it is outstanding and unvested at the time) upon such termination of the Executive’s employment by the Employer;
(d)    if at the time of such termination of the Executive’s employment by the Employer, the Second Initial RSU Award has been granted (because a Going-Private Transaction had not occurred before the first anniversary of the First Day of Employment), the Second Initial RSU Award shall fully vest (to the extent it is outstanding and unvested at the time) upon such termination of the Executive’s employment by the Employer; and
(e)    if a Going-Private Transaction does not occur before the first anniversary of the First Day of Employment and, at the time of such termination of the Executive’s employment by the Employer the Executive had not been granted the Second Initial RSU Award, the Employer shall (promptly following such termination of the Executive’s employment by the Employer) pay to the Executive (as additional severance, and in lieu of any right the Executive may otherwise have to receive the Second Initial RSU Award) a gross cash amount of CHF 742'000.
For purposes of this clause, “Change in Control Event” means either (a) prior to a Going-Private Transaction, a Change in Control (as such term is defined in the Equity Plan) occurs pursuant to clause (A) or (C) of the definition of such term in the Equity Plan, or (b) following a Going-Private Transaction, the Permitted Holders (as such term is defined in the Equity Plan) do not own fifty percent (50%) or more of the then outstanding shares of common stock or the Combined Voting Power (as such term is defined in the Equity Plan) of the Company (or its successor, or a parent entity of the Company or its successor); and provided that in no case will any of the following constitute a Change in Control Event for purposes of this Agreement: (i) a Going-Private Transaction if clause (b) is to be satisfied as to the resulting or surviving entity following the steps to effect such Going-Private Transaction, (ii) a sale of assets by the Company,

(iii) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the operating business or businesses formerly conducted by the Company, or (iv) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction.
-The Executive will have an annual long-term incentive award opportunity for fiscal year 2026 on the terms set forth in this paragraph.
oThe Executive shall be given (on or promptly after the First Day of Employment) an additional award of Company restricted stock units pursuant to the Equity Plan, subject to the Executive’s signing of a restricted stock unit agreement with standard terms and conditions for restricted stock units as determined by the Compensation Committee (the “FY26 Annual Award”). The number of restricted stock units subject to the FY26 Annual Award at grant shall equal the number of stock units determined by dividing (a) the amount determined by pro-rating USD $150,000 by the portion of fiscal year 2026 that the Executive is to be employed with the Employer following the First Day of Employment, by (b) the closing price (in regular trading on The New York Stock Exchange) for a share of Company common stock on the First Day of Employment (or, if such First Day of Employment is not a trading day on The New York Stock Exchange, on the last trading day immediately preceding such First Day of Employment). The restricted stock units subject to the Initial RSU Award will be scheduled to vest on the first anniversary of the First Day of Employment, with vesting subject to and dependent upon the Executive’s continued employment with the Employer through that vesting date. If a Going-Private Transaction occurs before the first anniversary of the First Day of Employment and the restricted stock units are paid or settled in connection with the Going-Private Transaction, the Executive agrees that he will, should he terminate his employment with the Employer prior to the first anniversary of the First Day of Employment, immediately repay to the Company the amount of the payment or settlement made in respect of such restricted stock units in connection with the Going-Private Transaction.
oIf a Going-Private Transaction occurs before the first anniversary of the First Day of Employment, the Employer will pay the Executive an additional retention bonus of CHF 130,000 gross, pro-rated for the portion of fiscal year 2026 that the Executive is to be employed with the Employer following the First Day of Employment, on each of the second and third anniversaries of the First Day of Employment, in each case subject to and dependent upon the Executive’s continued employment with the Employer through that date; provided that if the Company continues to maintain an employee equity plan following the Going-Private Transaction under which it continues to grant new Company stock unit or other Company equity awards to Company employees (other than to Company officers more senior than the Executive) following the Going-Private Transaction, the Employer and the Company will offer the Executive (if he is then still employed with the Employer and not under notice of termination) an opportunity to elect to receive such retention bonus opportunity in the form of a Company equity award (with similar vesting requirements) rather than cash.
oIf a Going-Private Transaction does not occur before the first anniversary of the First Day of Employment, the Company will grant Executive (provided he is then still employed with the Employer and not under notice of termination) an additional award of Company stock units pursuant to the Equity Plan, subject to the Executive’s signing of a restricted stock unit agreement with standard terms and conditions for restricted stock units as determined by the Compensation Committee (the “Second FY26 Annual Award”). The target grant date value for any such Second FY26 Annual Award will be the amount determined by pro-rating USD $300,000 by the portion of fiscal year 2026 that the Executive is to be employed with the Employer following the First Day of Employment; provided that the actual grant date value of any such award will be determined by the Compensation Committee at its sole discretion based upon the achievement by the Company and its subsidiaries and such other considerations (which may include the Executive’s individual performance) as the Compensation Committee may determine. Such grant date value will be determined by the Company in accordance with its policies for valuing its annual equity award grant. If the Second FY26 Annual Award is to be granted, the type of award, the number of shares subject to the award, whether the award will consist of multiple types of awards, applicable vesting requirements, and other terms and conditions of the award will be determined by the Compensation Committee.
-During each fiscal year of the Company that the Executive is employed with the Employer, beginning with fiscal year 2027 and subject to and dependent upon the Executive remaining employed with the Employer (and not under notice of termination) through the date that the Company grants long-term incentive awards to its senior executive officers for that year, the Executive will be eligible to receive an additional long-term incentive award from the Company or from the Employer. The target grant date value for any such award will be 60% of the Executive’s annual rate of base salary from the Employer in effect on the date of grant of such award; provided that the actual grant date value of each award will be determined by the Compensation Committee at its sole discretion based upon the achievement by the Company and its subsidiaries and such other considerations (which may include the Executive’s individual performance) as the Compensation Committee may determine. The grant date value of each award will be determined by the Company in accordance with its policies for valuing its long-term incentive award grants, and the conversion of Swiss Francs into United States Dollars for purposes of determining the grant date value of such an award will be based on the conversion rate in effect on the applicable grant date with that conversion rate determined using the conversion rate source used by the Company for its financial reporting purposes. The type of award, the number of shares (if any) subject to each award, whether each annual award will consist of multiple types of awards, applicable vesting requirements, and other terms and conditions of each award will be determined by the Compensation Committee, all of which may change from year to year.
-While the Executive is employed with the Employer and during any applicable Garden Leave period, the Executive is entitled to a car allowance of CHF 30,000 gross per year and a housing allowance of CHF 50,000 gross per year. Each of these amounts will be divided by 12 and paid monthly.
-While the Executive is employed with the Employer and during any applicable Garden Leave period, but not beyond the second anniversary of the Executive’s first day of employment with the Employer, the Executive is entitled to a medical allowance of CHF 15,000 gross per year. This amount will be divided by 12 and paid monthly.
The actual value of any equity or other award referenced above may vary based on many considerations, including fluctuations in the value of the Company and whether applicable vesting requirements (which may include performance-based vesting conditions) are satisfied.

Notwithstanding the foregoing, upon termination of the Agreement for any reason, all rights to the Equity Plan, any stock options, restricted stock units, other equity awards, other long-term incentives, and other awards that have not vested at the end date of employment will be immediately lost, except to the extent that payment is due pursuant to the applicable award terms as to any portion of the award that vested in accordance with the applicable award terms prior to such termination. No additional equity, stock option rights, restricted stock units, other equity awards, other long-term incentives, or other awards, will vest after the termination date. For the avoidance of doubt, termination of the Agreement will not impact the Employee's rights related to any equity that has vested on or before the end date of employment.

If the Employer should terminate the Agreement for any reason, other than for good cause (art. 337 CO) and other than due to death or disability, the Executive will be entitled to a gross severance benefit corresponding to an amount of one time the annual base salary from the Employer less the amount of monthly salaries related to the part of the notice period provided in Article 5 above that the Employee will spend, by decision of the Employer, on Garden Leave (if any).

Article 13    Illness or accident

The Executive is insured for occupational as well as non-occupational accidents.

In case of the Executive's inability to perform his duties under this Agreement due to illness, the Executive shall receive his salary according to the terms and conditions of the insurance for loss of earnings due to illness. If there is no insurance for loss earnings due to illness the continuation of salary payment is determined by art. 324a of the Swiss Code of Obligations.

The Employer deducts the contributions for the non-occupational accident insurance and 50% of the contributions for the insurance for loss of earnings due to illness from the Executive’s gross salary.

Article 14    Social contribution and pension plan

The Executive and the Employer shall each pay 50% of the contributions for AHV (Old Age and Survivors' Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance).

The Executive shall participate in the Employer’s pension plan. The contributions of each of the Executive and the Employer and the benefits are determined by the rules and regulations of the pension plan itself.

The Executive’s contributions are deducted by the Employer from his gross remuneration pursuant to this Agreement, as well as at sources taxes if applicable.

Article 15    Non-compete and Non-solicitation obligation

The Executive shall not, for a period of twelve (12) months from the earlier of (a) the end for any reason of the Employment Agreement or (b) the commencement of the period of Garden Leave that immediately precedes the end for any reason of the Employment Agreement, either directly or indirectly solicit, induce, recruit or encourage any of the Employer’s or the Company’s (including its affiliated entities) employees to terminate their employment or consulting relationship with the Employer or with the Company (including its affiliated entities) or to become employed or engaged as a consultant by Executive or any third party.
The Executive hereby undertakes not to, during the employment as well as (to the extent permissible by Swiss law) for a period of twelve (12) months from the earlier of (a) the end for any reason of the Employment Agreement or (b) the commencement of the period of Garden Leave that immediately precedes the end for any reason of the Employment Agreement, directly or indirectly, be it as principal, officer, employee, consultant or otherwise, compete with the Employer, the Company, or any of the Company’s subsidiaries in any way or conduct any preparatory activities for a later competition or solicitation (including, without limitation, working for or being active for, investing in, or lending money to, any company directly or indirectly that is competing with the Employer, the Company or any Company subsidiary (other than investments in a listed company not exceeding 5% of its economic participation or voting rights), or conducting any preparatory activities regarding, assisting any person or entity in doing, or facilitating, any of the above). For the avoidance of doubt, this non-compete undertaking includes any consultancy services the Executive provides to any competitor of the Employer, the Company or any Company subsidiary. Upon request of the Employer, the Executive shall provide the Employer with all information and documents that may reasonably be of assistance to the Employer to protect its rights.
The Employer has the right to demand, in addition to the compensation for damages, the elimination of the breach of contract.

Article 16    Data protection

The Executive agrees that the Employer, as the data controller under data protection law, may collect, store and otherwise process the Executive's personal data (such as name, date of birth, position, address, salary and bank details) and the entire personnel file to the extent necessary to assess the Executive suitability for the employment relationship, to manage and execute the employment relationship and to comply with the employer's statutory obligations, in particular labour law. The Employer collects and processes this data in particular in connection with the recruitment process, for communication with the Executive, in the context of professional development and training as well as for behavioural and performance evaluation of the Executive. In addition, the Employer processes this and other data (such as electronic communication data) as part of any internal investigations into suspected breaches of labour law obligations. In case of any questions or data protection concerns, the following person can be contacted: Andrea Maffina at Andrea.maffina@guess.eu

Article 17    Return of Items and Documents

Upon the Employer's first request, but at the latest at the end of the employment or the start of the garden leave, the Executive shall return to the Employer all (physical and electronic) items, documents, correspondence, drafts and notes concerning the Employer, the Company, and/or any Company subsidiary. There is no right of retention. The Executive is not entitled to keep copies. Where copies cannot be returned for technical reasons (for instance digital copies, data carriers or similar), they must be permanently deleted and the permanent deletion shall be confirmed by the Executive in writing.

Article 18    Miscellaneous

This Agreement (including the documents it refers to) and the Employer's regulations, constitute the entire understanding between the parties relating to the employment relationship; there are no oral or other ancillary agreements. Changes and amendments to this Agreement (including this Article 18) are only valid in writing.

Article 19    Legal basis

For any matter not specifically dealt herein, Swiss substantive law, notably the provisions of the Swiss Code of Obligations, to the exclusion of conflict of law principles, apply to this Employment Agreement.
This Agreement can be validly amended or completed only if agreed in writing between the Parties.

The court at the domicile or registered office of the defendant or where the Executive normally carries out his work has jurisdiction (article 34 Swiss Civil Procedure Code).
[The remainder of this page has intentionally been left blank. The signature page follows.]

Place and date:	Place and date:

Signature of the Employer:	Signature of the Executive
/s/ Carlos Alberini	/s/ Alberto Toni

ANNEX A

Proprietary Information and Inventions Assignment Agreement